Exhibit 21.1

SUBSIDIARIES OF RESPONSYS, INC.

WHOLLY-OWNED

Responsys Pty Ltd (Australia)

Responsys International Services, Inc. (Delaware)

Responsys, Limited (UK)

Responsys International Holdings LLC (Delaware)

Responsys Business Solutions India Private Limited

Responsys BV (Netherlands)

NINETY-FIVE PERCENT OWNED

Responsys Denmark A/S